Exhibit 6.2

Memorandum of Agreement

April 21st 2015

Between EMV-CONNECT INC – CLIENT

139 Corporate Centre, 139 Valero

Makati City Philippines

Director: Gary Repchuk

&

SmartCard Marketing Systems Inc – consultant & Supplier

20c Trolley Square, Wilmington De

19806 and offices at Austin Towers in HK

CEO Massimo Barone

Overview;

Whereas CLIENT is a company operating under the laws of the Philippines and develops and markets commercial payment software- enabling MOBILE POS. Also CLIENT has a commercial model to service acquirer sponsors of MIGS platform, works to integrate credit and debit card scheme providers to accept payments through the company's proprietary technology.

Undertaking;

Whereas both companies have agreed to work together in collaboration, and deliver payment solutions for the Philippines market - and to extended regions. Also SMKG has developed partner relations and proprietary solutions under licensing and SAAS services for EMV, MSR, Ecommerce, Wireless, Contactless including DCC services for a wide network scheme of credit and debit networks.

EMV Hub & ECOM SAAS

SmartCard will provide under agreement the co-host offering and EMV Switch host with full compliant solutions for Host to Host connectivity, Processing of Payment for EMV& MSR Card Present & Ecommerce Cart with tokenized and Vaulting of Card services for recurring processing. Additionally SmartCard will provide a DCC switch and engine for processing of ATM, POS & Ecommerce for acquirers services.

Licensing Fee to SmartCard Marketing Systems Inc.

Upon signing a $30k USD fee for the commencement of the Philippines and partnership deployments.

DCC Licensing for ATM, POS & Ecommerce

Upon the setup of the DCC switch routing and certification fee of $40k USD payable to SmartCard which can be paid in 3 installments - 45 days from signing the MOA $15k USD, $10k USD and remaining $15k USD at 3rd months end.

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SmartCard Services;

SmartCard will work with the client to implement an MPOS & EMV payment web site to promote and commercialize the products and services of the client. SmartCard will work with EMC Connect on collaboration to integrate and plan strategy to migrate the MPOS solution and Backoffice of EMV Connect to CT Payments EMV Host. This will include assistance with selected devices notably the Wisepad and possibly a Pax D200 or D210 wireless device for Enterprise.

Global Connectivity— SmartCard

SmartCard is working with partners CT Payment to build out its global connectivity channel of processing with alternative networks in Asia, Europe, UK and North America which the client will have access to through the integration of the its MPOS & Backoffice boarding solution. In addition negotiate favorable best rates to offer to merchants of the client.

Scope of Work;

Phase I

1)	New Co Host Service –

a)	Hardware setup & configurations

b)	MPOS connectivity through host integration to CT

c)	MIGS Emulation card not present – for mobile payments

d)	MIGS Emulation card not present – for ecommerce transactions

e)	MIGS Emulation for EMV Card present - MIGS EMVV

f)	EMV- connectivity for POS Terminals / Wireless/MPOS/Desktop

g)	EMV-MIPS & VAPS settlement services

h)	DCC (Dynamic Currency Conversion

i)	DCC with ATM processing platform for acquirers

Cost;

•	Hardware setup (estimate $45k to $$55k) USD

•	HSM $30k USD+/- ( depending scenario maybe not applicable)

•	Key Injection system $30k USD +/-

Phase II – Planned - Optional

2)	CLIENT- Smart Telecom is required under its initial service agreement to launch an MPOS solution and includes the following requirements;

a)	MIGS Emulation card not present – for mobile payments

b)	MIGS Emulation card not present – for ecommerce transactions

c)	MIGS Emulation for EMV Card present - MIGS EMVV

d)	EMV- connectivity for POS Terminals / Wireless/MPOS/Desktop

e)	EMV-MIPS & VAPS settlement services

f)	DCC (Dynamic Currency Conversion

Cost;

•	Fee Dev for MIPS VAPS settlement files $60K -$75K USD

•	Fee for integration of CLIENT software to CT N/A

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•	Fee for PCI Audit assessment ($15k to $20K) CDN

•	costs associated with not selecting settlement sponsorship - then VISA config required for Max Bank – which could add $25k to $35k CDN

3)	New Co Host Service – Nationlink

a)	Co-Host connectivity with CT Payments Inc

b)	EMV- connectivity for POS Terminals / Wireless/MPOS/Desktop

c)	EMV-MIPS & VAPS settlement services

d)	DCC (Dynamic Currency Conversion)

e)	DCC with ATM processing platform for acquirers

Cost

•	ATM Platform $25k USD

•	Certification costs – negotiable depending volume contract of deployment

Supplier List of Channel Partners; SMKG will work in alliance as the partner of record and assignment with the following partners for CLIENT;

✓	CT- Payments Inc. Canada

✓	AndersonZaks Inc UK

✓	Vieway Intl China

Technology service providers

✓	Easywayordering Inc.

✓	Froogalit Inc

✓	VelocityMwallet Technology LLC

The following Memorandum of Understanding ("Memorandum") sets out the basic terms upon which SmartCard Marketing Systems Inc would be prepared to enter a business relationship with CLIENT . These terms are not comprehensive and additional terms, including reasonable warranties and representations, are expected to be incorporated into a formal agreement (the "Definitive Agreement").

The initial terms are as follows:

The following is a description of the working and compensation relationship between the parties SmartCard and CLIENT and related partners in the Philippines.

Costs: Each party will be responsible for the payment of its own costs and expenses, including reasonable attorneys' fees and expenses, in connection with the transactions contemplated in this Memorandum. The fee for development and scope of work for SmartCard Marketing Systems Inc as defined above are the expenses and costs of SmartCard Marketing Systems Inc.

No agency: Neither party is the agent, representative nor partner of the other party and this Memorandum shall not be interpreted or construed to create an association, agency, joint venture or partnership relationship between the parties

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Confidentiality: The parties agree to maintain in confidence the existence of this Memorandum and its contents and not to disclose same to any third party (other than their professional advisors) without the prior consent of the other party. Notwithstanding the previous sentence, either party may disclose the existence of, and the contents of, this Memorandum in connection with securities law filings as a party deems appropriate, or as required by law. No press or other publicity release will be issued to the general public concerning the proposed Transaction without mutual consent.

Good Faith Negotiations: Each of the parties will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Definitive Agreement within [60] days following the execution of this Memorandum.

Exclusive Opportunity: The Company agrees not to enter discussion, negotiations, arrangements or understandings with another third party without first consulting with SmartCard prior to signing the 'Definitive Agreement'. This excludes any third party already engaging with the Company.

Proper Law: This Memorandum will be governed by and construed in accordance with the laws of the State of Delaware and the parties hereby abide to the exclusive jurisdiction of the Courts of Wilmingto, De. in any proceeding hereunder.

Not a Binding Agreement: This Memorandum does not create a binding contract and will not be enforceable, except in respect of the obligations set out as defined as commercial terms inclusively. Only the Definitive Agreement, duly executed and delivered by the parties, will be enforceable, and it will supersede the provisions of this Memorandum and all other agreements and understandings between the parties with respect to the subject matter of this Memorandum.

Counterparts and Electronic Means: This Memorandum may be executed in several counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. Delivery to us of an executed copy of this Memorandum by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery as of the date of successful transmission to us.

Acceptance: If you are agreeable to the foregoing terms, please sign and return to the undersigned a copy of this Memorandum

Yours truly,

SmartCard Marketing Systems Inc.

/s/ Massimo Barone
Massimo Barone
CEO & Founder

The above terms are accepted this 21st day of April 2015.

CLIENT

/s/ Gary Repchuk
Gary Repchuk
EMV Connect Inc.

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